Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-126932 on Form S-3, 333-139916 on Form S-3MEF, 333-91577 on Form S-4 and 333-43787, 333-89008, 333-95901, 333-105938, 333-114398, 333-118322, 333-120395, 333-126982, 333-130270 and 333-138716 on Form S-8 of our report dated March 1, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment), relating to the financial statements of Iron Mountain Incorporated and our report dated March 1, 2007 relating to management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Iron Mountain Incorporated for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 1, 2007